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       ALLIANCE MULTI-MARKET INCOME AND GROWTH TRUST, INC.

                      ARTICLES OF AMENDMENT

    (Changing its Name to Alliance Income Builder Fund, Inc.)


         Alliance Multi-Market Income and Growth Trust, Inc., a Maryland corporation having its principal place of business in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: The charter of the Corporation is hereby amended by striking out Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

         SECOND: The name of the corporation (hereinafter called the "Corporation") is Alliance Income Builder Fund, Inc.

    SECOND: The charter of the Corporation is hereby further amended (i) by deleting Article FIFTH, paragraph (l)(e), relating to voting, therefrom, (ii) by relettering Article FIFTH paragraphs (l)(a) through (d) as paragraphs (l)(k) through (n), respectively, and paragraphs (l)(f) through (h) as paragraphs (l)(o) through (q), respectively, (iii) by changing the cross-references in present paragraphs
    (l)(b)(ii) and (iii) of Article FIFTH from "this subsection
    (b)" to "this subsection (1)" and (iv) by revising the introductory paragraph in subsection (1) and inserting new paragraphs (l)(a)-(j) in Article FIFTH as follows:

         FIFTH (1) The total number of shares of stock of all classes which the Corporation shall have authority to issue is six billion (6,000,000,000), all of which shall be Common Stock having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of six million dollars ($6,000,000). The Common Stock that the Corporation shall have authority to issue shall be classified initially as two billion (2,000,000,000) shares of Class A Common Stock, two billion (2,000,000,000) shares of Class B Common Stock, and two billion (2,000,000,000) shares of Class C Common Stock. As used in the charter of the Corporation, the term "Common Stock" without further designation shall refer to all classes of Common Stock of the Corporation. Subject to the power of the Board of Directors set forth in Article FIFTH paragraph (l)(o) to reclassify unissued shares, the shares of each class of stock of the Corporation shall have the following preferences, conversion and other rights, voting powers,



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         restrictions, limitations as to dividends,
         qualifications, and terms and conditions of redemption:

                   (a)  The income of the Corporation and those
              expenses of the Corporation that are not attributable to any particular class of Common Stock shall be allocated among the classes in accordance with the number of shares outstanding of each such class or as otherwise determined by the Board of Directors.

                   (b)  The liabilities and expenses of the
              classes shall otherwise be determined separately from those of each other and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock may vary from class to class. Except for these differences and certain other differences set forth in this Article Fifth, the classes shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

                   (c)  The dividends and distributions of
              investment income and capital gains with respect to the classes shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary among the classes to reflect differing allocations of the expenses of the Corporation among the classes and any resultant differences among the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with the order dated January 8, 1990 (Investment Company Act of 1940 Release No. 17295) issued by the Securities and Exchange Commission in connection with the application for exemption filed by Alliance Capital Management L.P., et al., and any existing or future amendment to such order or any rule or interpretation under the Investment Company Act of 1940, as amended, that modifies or supersedes such order.



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                   (d)  Except as hereinafter provided, on each
              matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each share standing in his name on the books of the Corporation irrespective of the class thereof. All holders of shares of stock shall vote as a single class except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.

                   (e) The proceeds of the redemption of a share (including a fractional share) of Class B Common Stock and Class C Common Stock shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such share.

                   (f)  (i) Each share of the Class B Common
              Stock, other than shares described in paragraph
              (l)(f)(ii), shall be converted automatically, and without any action or choice on the part of the holder thereof, into shares of the Class A Common Stock on the Conversion Date. The term "Conversion Date" when used herein shall mean either (x) the date that is the first Corporation business day in the month following the month in which the eighth anniversary date of the date of issuance of the share falls, or (y) any such other date as may be determined by the Board of Directors and set forth in the Corporation's prospectus, as such prospectus may be amended from time to time; provided that any such date determined by the Board of Directors shall be a date that will occur prior to the date set forth in clause (x) and any other date theretofore determined by the Board of Directors pursuant to this clause (y). For the purpose of calculating the holding period required for conversion, the date of issuance of a share of Class B Common Stock shall mean (x) in the case of a share of Class B Common Stock obtained by the holder thereof through a subscription to the Corporation, the date of the issuance of such share of Class B Common Stock, or (y) in the case of a share of Class B Common Stock obtained by the holder thereof through an exchange, or through a series of exchanges, from another eligible


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              investment company, the date of issuance of the
              share of the Class B Common Stock of the eligible investment company to which the holder originally subscribed. For this purpose an "eligible investment company" shall be an investment company designated for that purpose in the Corporation's prospectus, as such prospectus may be amended from time to time.

                        (ii) Each share of Class B Common Stock
                   (x) purchased through the automatic
                   reinvestment of a dividend or distribution with respect to the Class B Common Stock or
                   (y) issued pursuant to an exchange privilege granted by the Corporation in an exchange or series of exchanges for shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to shares of capital stock of an eligible investment company shall be segregated in a separate sub-account on the stock records of the Corporation for each of the holders thereof. On any Conversion Date, a number of the shares held in the sub-account of the holder of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into shares of the Class A Common Stock. The number of shares in the holder's sub-account so converted shall bear the same ratio to the total number of shares maintained in the sub-account on the Conversion Date (immediately prior to conversion) as the number of shares of the holder converted on the Conversion Date pursuant to paragraph (l)(f)(i) hereof bears to the total number of shares on the Conversion Date (immediately prior to conversion) of the Class B Common Stock of the holder after subtracting the shares then maintained in the holder's sub-account.

                   (g)  The number of shares of the Class A
              Common Stock into which a share of the Class B Common Stock is converted pursuant to paragraphs
              (l)(f)(i) and (ii) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B Common Stock for purposes of sales and redemption thereof on the Conversion Date by


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              the net asset value per share of the Class A Common
              Stock for purposes of sales and redemption thereof on the Conversion Date.

                   (h) On the Conversion Date, the shares of the Class B Common Stock converted into shares of the Class A Common Stock will cease to accrue dividends and will no longer be deemed outstanding and the rights of the holders thereof (except the right to receive (x) the number of shares of Class A Common Stock into which the shares of Class B Common Stock have been converted and (y) declared but unpaid dividends to the Conversion Date and (z) the right to vote converting shares of the Class B Common Stock held as of any record date occurring before the Conversion Date and theretofore set with respect to any meeting held after the Conversion
              Date) will cease. Certificates representing shares of the Class A Common Stock resulting from the conversion need not be issued until certificates representing shares of the Class B Common Stock converted, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

                   (i)  The automatic conversion of the Class B
              Common Stock into Class A Common Stock as set forth in paragraphs (l)(f)(i) and (ii) of this Article FIFTH shall be suspended at any time that the Board of Directors determines (i) that there is not available a reasonably satisfactory opinion of counsel to the effect that (x) the assessment of the higher distribution services fee and transfer agency costs with respect to the Class B Common Stock does not result in the Corporation's dividends or distributions constituting a "preferential dividend" under the Internal Revenue Code of 1986, as amended, and (y) the conversion of the Class B Common Stock does not constitute a taxable event under federal income tax law, or (ii) any other condition to conversion set forth in the Corporation's prospectus, as such prospectus may be amended from time to time, is not satisfied.

                   (j)  The automatic conversion of the Class B
              Common Stock into Class A Common Stock as set forth in paragraphs (l)(f)(i) and (ii) of this Article FIFTH may also be suspended by action of the Board of Directors at any time that the Board of Directors determines such suspension to be appropriate in order to comply with, or satisfy the


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              requirements of the Investment Company Act of 1940,
              as amended, and in effect from time to time, or any rule, regulation or order issued thereunder relating to voting by the holders of the Class B Common Stock on any plan with respect to the Class
              A Common Stock proposed under Rule 12b-1 of the Investment Company Act of 1940, as amended, and in effect from time to time, and in connection with, or in lieu of, any such suspension, the Board of Directors may provide holders of the Class B Common Stock with alternative conversion or exchange rights into other classes of stock of the Corporation in a manner consistent with the law, rule, regulation or order giving rise to the possible suspension of the conversion right.

    THIRD: The charter of the Corporation is hereby further amended by amending Article FIFTH, paragraph (l)(a), relettered pursuant to Article SECOND of these Articles of Amendment as Article FIFTH paragraph (l)(k), to read:

                   (k)  Each holder of Common Stock may require
              the Corporation to redeem all or any part of the Common Stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of Common Stock of the relevant class next determined following receipt of the request in a form approved by the Corporation and accompanied by surrender of the certificate or certificates for the shares, if any, less the amount of any applicable redemption charge or deferred sales charge imposed by the Board of Directors (to the extent consistent with applicable law). The Board of Directors may establish procedures for redemption of Common Stock.

    FOURTH: Each share (including for this purpose a fraction of a share) of Common Stock issued and outstanding prior to these Articles of Amendment becoming effective, shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a share (or the same fraction of a share) of Class C Common Stock. Outstanding certificates representing issued and outstanding shares of Common Stock immediately prior to these Articles of Amendment becoming effective shall, upon these Articles of Amendment becoming effective, be deemed to represent the same number of shares of Class C Common Stock. Certificates representing shares of the Class C Common Stock resulting from the aforesaid reclassification need not be issued until certificates representing the shares of Common Stock so reclassified, if issued, have been received by the


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    Corporation or its agent duly endorsed for transfer. The
    Class A Common Stock, Class B Common Stock, and Class C Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the charter of the Corporation as herein amended.

    FIFTH: The amendment of the charter of the Corporation as herein set forth has been duly advised by the Board of Directors and approved by the stockholders in the manner required by law and the charter of the Corporation.

    SIXTH: These Articles of Amendment shall be effective on March 22, 1994.

         The undersigned Chairman of the Board of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

    IN WITNESS WHEREOF, Alliance Multi-Market Income and Growth Trust, Inc., has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman of the Board, David H. Dievler, and witnessed by its Assistant Secretary, Robert J. Grosso, on the of 21st day of March, 1994.

                                ALLIANCE MULTI-MARKET INCOME AND
                                  GROWTH TRUST, INC.

                                By:  /s/ David H. Dievler
                                   _________________________
                                   David H. Dievler,
                                   Chairman of the Board


WITNESS:

/s/ Robert J. Grosso
__________________________________________
Robert J. Grosso, Assistant Secretary








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